EXHIBIT 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Announces In-Kind Distribution of Blackstone’s and First Reserve’s Shares to their Respective Partners

LINTHICUM HEIGHTS, Md., January 25, 2006 – Foundation Coal Holdings, Inc. (NYSE: FCL) (the “Company”) announced today that 4,154,045 shares of its common stock have been distributed by affiliates of The Blackstone Group (“Blackstone”) to Blackstone’s limited and other partners and that 4,154,045 shares of its common stock have been distributed by First Reserve Fund IX, L.P. (“First Reserve”) to First Reserve’s limited and other partners.  The 8,308,090 shares being distributed represent all of the remaining shares of the Company owned by Blackstone and First Reserve.   The Company will not receive any proceeds from the in-kind distribution or from any resales of these shares of common stock by the distributees.

Prospectus supplements relating to potential resales of the common stock by the partners receiving shares in the in-kind distribution have been filed with the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois and Wyoming.  Through its subsidiaries, Foundation Coal employs approximately 2,900 people and produces approximately 67 million tons annually, largely for utilities generating electricity.  Foundation’s corporate offices are in Linthicum Heights, Maryland.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company.

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